Exhibit 5.3

Stone Pigman Walther Wittmann l.l.c.

counsellors at law
909 POYDRAS STREET, SUITE 3150
NEW ORLEANS, LOUISIANA 70112-	Our File Number
4042
(504) 581-3200	67,060
FAX (504) 581-3361
www.stonepigman.com

June 3, 2020

Service Properties Trust

Two Newton Place

255 Washington Street, Suite 300

Newton, MA 02458-1634

Re:	Royal Sonesta, Inc.

Ladies and Gentlemen:

1.	Introduction and Documents Reviewed

1.1              We have acted as special Louisiana (the "State") counsel to Royal Sonesta, Inc. (the "Corporation"), in connection with the Prospectus dated June 2, 2020 (the "Base Prospectus"), as supplemented by the Prospectus Supplement dated June 3, 2020 (the "Prospectus Supplement" and, together with the Base Prospectus, the "Prospectus"), relating to the registration statement (File No. 333-226944) filed by Service Properties Trust, a real estate investment trust organized under Maryland law (the "Company"), under the Securities Act of 1933, as amended (the "Act"), on August 20, 2018, as amended by Post-Effective Amendment No. 1 filed with the Securities and Exchange Commission (the "Commission") on June 2, 2020 (as so amended, the "Registration Statement"), and the offer and sale of: (i) $800,000,000 of the Company’s 7.50% Senior Notes due 2025 (the "Notes") and (ii) guarantees of the Notes by certain subsidiaries of the Company (the "Guarantors"), including the Corporation (such guarantees by the Corporation, the "Guarantees"), in each case pursuant to the Indenture, dated as of February 3, 2016 (the "Base Indenture"), between the Company and U.S. Bank National Association, as trustee (the "Trustee"), as supplemented by the Ninth Supplemental Indenture, to be dated as of June 17, 2020, among the Company, the Guarantors and the Trustee (the "Supplemental Indenture" and together with the Base Indenture, the "Indenture").

1.2              In our capacity as special State counsel, we have examined copies of the following documents (collectively, the "Commission Documents"):

(a)	The Registration Statement;

(b)	The Prospectus; and

(c)	The Indenture.

Stone Pigman Walther Wittmann, L.L.C.

June 3, 2020

1.3              In our capacity as special State counsel, we have also examined copies of the following documents (collectively, the "Corporate Documents"):

(a)	The Articles of Incorporation of the Corporation dated January 5, 1977;

(b)	Bylaws (undated) of the Corporation;

(c)	The Certificate of Good Standing of the Corporation issued by the Louisiana Secretary of State on May 20, 2020 (the "Good Standing Certificate");

(d)	Action of the Board of Directors by Unanimous Written Consent dated June 2, 2020; and

(e)	The Certificate of the Secretary of the Corporation dated June 3, 2020.

The Commission Documents and the Corporate Documents are sometimes collectively referred to as the "Documents".

1.4              We have also examined originals, or copies identified to our satisfaction as being true copies, of such Corporation records, documents and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. As to various questions of fact material to our opinions, we have relied on the representations and warranties contained in the Documents and the other documents executed and delivered in connection therewith, and certificates and written statements of representatives of the Corporation, and we have assumed the accuracy and completeness of the representations and warranties contained in the Documents. Except as expressly stated elsewhere in this opinion, we have not made or undertaken to make any investigation as to factual matters or as to the accuracy or completeness of any representation, warranty, data or other information, whether written or oral, that may have been made by or on behalf of the parties to any of the Documents or otherwise.

2.	Defined Terms

The defined terms set forth on Exhibit A are sometimes used in this opinion. Capitalized terms used in this letter and not otherwise defined have the meanings given them in the Registration Statement.

3.	Assumptions

3.1              With your permission, we have made the following assumptions in rendering this opinion.

3.2              All signatures on original documents submitted to us are genuine; all documents submitted to us as originals are authentic; all documents submitted to us as certified, conformed, fax, pdf or photostatic copies conform to authentic original documents; and all certificates of public officials are accurate, complete and authentic.

Stone Pigman Walther Wittmann, L.L.C.

June 3, 2020

3.3              Except as specifically addressed in opinion paragraphs 4.3, 4.4 and 4.5 as to the Corporation, each of the parties has duly authorized, executed and delivered each Commission Document to which it is a party. All individuals executing and delivering the Commission Documents on behalf of the parties have the legal capacity to do so. The Commission Documents constitute the legal, valid and binding obligations of all of the parties thereto, enforceable against them in accordance with their respective terms under the laws of all applicable jurisdictions.

4.	Opinions

4.1              Based on the foregoing and such investigations as we have deemed necessary, and subject to the qualifications and exceptions contained in this letter, we are of the following opinions.

4.2              Based solely on our review of the Corporate Documents and Applicable Law, the Corporation is a corporation duly incorporated under Applicable Law, is validly existing and is in good standing with the Louisiana Secretary of State.

4.3              Based solely on our review of the Corporate Documents and Applicable Law, the Corporation possesses the corporate power and authority to execute and deliver the Supplemental Indenture, to perform its obligations thereunder and to issue the Guarantees pursuant to the terms thereof.

4.4              The execution and delivery of the Supplemental Indenture by the Corporation, and the performance by the Corporation of its obligations under the Indenture (including the Guarantees pursuant to the terms of the Supplemental Indenture), have been duly authorized by all requisite corporate action on the part of the Corporation.

4.5              To the extent internal Applicable Law were to govern the execution and delivery of the Supplemental Indenture, upon execution and delivery in fact of the Supplemental Indenture by the Corporation, the Corporation shall have duly executed and delivered the Supplemental Indenture.

5.	Qualifications

5.1              In addition to the qualifications and assumptions set forth elsewhere in this letter, the opinions set forth in this letter are subject to the following qualifications.

5.2              We express no opinion as to the enforceability of the Indenture or Guarantees, which we understand are not to be governed by Applicable Law.

Stone Pigman Walther Wittmann, L.L.C.

June 3, 2020

5.3              This opinion is limited to Applicable Law. We express no opinion with regard to any matter that may be governed by the laws of any other jurisdiction.

5.4              The opinions expressed herein are given as of the date hereof. We assume no obligation to update or supplement such opinions to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter become effective.

5.5              We hereby consent to the filing of this opinion as Exhibit 5.3 to the Company's Current Report on Form 8-K dated June 3, 2020. We also hereby consent to the reference to our firm under the heading "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are "experts" under the Act or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement or Prospectus, including this exhibit.

5.6              We did not participate in the preparation of the Registration Statement or Prospectus. We have conducted no independent investigation with respect to, nor do we express any opinion with respect to, the accuracy, completeness, compliance with any securities or other laws, or fairness of any part of the Registration Statement or Prospectus.

Yours very truly,

/s/ Stone Pigman Walther Wittmann, L.L.C.

EXHIBIT A

Louisiana Defined Terms

"Applicable Law" means the present laws, rules and regulations of the State applicable to subsidiary guarantees of the kind contemplated by the Registration Statement, and the present judicial and administrative interpretations thereof as are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in the State and in a format that makes legal research reasonably feasible. The term does not include (i) state "Blue Sky" laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments; (ii) pension and employee benefit laws and regulations; (iii) state antitrust and unfair competition laws and regulations; (iv) state laws and regulations concerning filing and notice requirements, other than requirements applicable to charter related documents such as a certificate of merger and other than the filing of mortgages and financing statements to perfect the mortgage and security interests granted thereby; (v) Local Law; (vi) fiduciary duty laws; (vii) fraudulent transfer, fraudulent conveyance, and unlawful distribution laws and bankruptcy and similar laws; (viii) state environmental laws and regulations; (ix) state land use and subdivision laws and regulations; (x) state tax laws and regulations; (xi) state trademark, and other state intellectual property laws and regulations; (xii) state racketeering laws and regulations; (xiii) state health and safety laws and regulations; (xiv) state labor laws and regulations; (xv) state laws, regulations and policies concerning (A) national, state and local emergency, (B) possible judicial deference to acts of sovereign states and (C) criminal and civil forfeiture laws; and (xvi) other state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).

"Local Law" means the laws and ordinances, administrative decisions and rules and regulations of parishes, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level, such as water agencies and joint power districts) and judicial decisions to the extent that they deal with any of the foregoing.